UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                                  Audible, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    05069A104
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


------------------------------------------------------------------------------------------------------------------
 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |X|      Rule 13d-1(d)






                                Page 1 of 9 Pages

-------------------------------------- ------------------------------------- ---------------------------------------
CUSIP No. 05069A104                                Schedule 13G              Page 9 of 9 Pages
-------------------------------------- ------------------------------------- ---------------------------------------

-------- -----------------------------------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:
         AT&T Venture Fund II, L.P.

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


-------- -----------------------------------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a)
                                                                                                 (b)   |X|
-------- -----------------------------------------------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware

--------------------- ----- ----------------------------------------------------------------------------------------
                       5    SOLE VOTING POWER



                      ----- ----------------------------------------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY            1,392,202
      OWNED BY
                      ----- ----------------------------------------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH
                      ----- ----------------------------------------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            1,392,202

-------- -----------------------------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,392,202

-------- -----------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -----------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.4%

-------- -----------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         PN


-------- -----------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------- -----------------------------------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:
         Neal Douglas

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

-------- -----------------------------------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a)
                                                                                                 (b)   |X|
-------- -----------------------------------------------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         USA

--------------------- ----- ----------------------------------------------------------------------------------------
                       5    SOLE VOTING POWER



                      ----- ----------------------------------------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY            1,546,891
      OWNED BY
                      ----- ----------------------------------------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH

                      ----- ----------------------------------------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            1,546,891

-------- -----------------------------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,546,891

-------- -----------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -----------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.0%

-------- -----------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN

-------- -----------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------- -----------------------------------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:
         Richard Bodman

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


-------- -----------------------------------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a)
                                                                                                 (b)   |X|
-------- -----------------------------------------------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         USA

--------------------- ----- ----------------------------------------------------------------------------------------
                       5    SOLE VOTING POWER



                      ----- ----------------------------------------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY            1,546,891
      OWNED BY
                      ----- ----------------------------------------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH

                      ----- ----------------------------------------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            1,546,891

-------- -----------------------------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,546,891

-------- -----------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -----------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.0%

-------- -----------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN

-------- -----------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------- -----------------------------------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:
         Brad Burnham

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

-------- -----------------------------------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a)
                                                                                                 (b)   |X|
-------- -----------------------------------------------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         USA

--------------------- ----- ----------------------------------------------------------------------------------------
                       5    SOLE VOTING POWER



                      ----- ----------------------------------------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY            1,546,891
      OWNED BY
                      ----- ----------------------------------------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH

                      ----- ----------------------------------------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            1,546,891

-------- -----------------------------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,546,891

-------- -----------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -----------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.0%

-------- -----------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN

-------- -----------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a)      Name of Issuer

                  Audible, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  65 Willowbrook Boulevard
                  Wayne, N.J.  07470
Item 2.

         (a)      Name of Person Filing

                  The persons listed on Exhibit A

         (b)      Address of Principal Business Office or, if none, Residence
                  c/o AT&T Ventures
                  295 North Maple Avenue
                  Room 3354A2
                  Basking Ridge, NJ  07920

         (c)      Citizenship

                  AT&T Venture Fund II is a limited partnerships organized in the State of Delaware.  Neal
                  Douglas, Richard Bodman and Brad Burnham are citizens of the United States of America.

         (d)      Title of Class of Securities
                  Common Stock

         (e)      CUSIP Number
                  05069A104

Item 3.*          If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not applicable

Item 4.  Ownership

       Provide the following  information  regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
       (a)    Amount of beneficially owned:   **
       (b)    Percent of class:   **
       (c)    Number of shares as to which the person has:
              (i)   Sole power to vote or to direct the vote.   **
              (ii)  Shared power to vote or to direct the vote.  **
              (iii) Sole  power to  dispose or to direct the disposition of.   **
              (iv)   Shared power to dispose or to direct the disposition of.    **

       ** Lines 5-11 of pages 2-5 of this Schedule are incorporated herein by reference and show, respectively, the ownership of each reporting person.

      As of December 31, 1999, AT&T Venture Fund II, LP owned 1,392,202 shares of Audible, Inc. common stock. The general partner of AT&T Venture Fund II, LP is Venture Management LLC. Messrs. Douglas, Bodman and Burnham are the managers of Venture Management LLC and, as a result, may be deemed to share the power to vote and dispose of the shares held by AT&T Venture Fund II, LP. Each reporting person disclaims beneficial ownership of shares owned by the partnerships, except to the extent of their interest in the partnerships.

       As of December 31, 1999, Venture Fund I, LP owned 154,689 shares of Audible, Inc. common stock. The general partner of Venture Fund I, LP is Venture Management I. Messrs. Douglas, Bodman and Burnham are the general partners of Venture Management I and, as a result, m ay be deemed to share the power to vote and dispose of the shares held by Venture Fund I, LP.

       Subsequent to December 31, 1999, both AT&T Venture Fund II and Venture Fund I made pro-rata distributions of a ll of their holdings of Audible, Inc. common stock to their general and limited partners.

Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the
                  Parent Holding Company

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group

                  Not applicable.

Item 9.  Notice of Dissolution of Group

                  Not applicable.

Item 10. Certification

                  Not applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         The parties agree that this statement is filed on behalf of each of them.


Dated:   February 11, 2000


                                                AT&T VENTURE FUND II, L.P.
                                                BY:      Venture Management LLC,
                                                         its General Partner

                                                By: /s/ Brad Burnham
                                                   -----------------------------
                                                Name:    Brad Burnham
                                                Title:   Manager


                                                /s/ Neal Douglas
                                                --------------------------------
                                                Neal Douglas


                                                /s/ Richard Bodman
                                                --------------------------------
                                                Richard Bodman


                                                /s/ Brad Burnham
                                                --------------------------------
                                               Brad Burnham

                                    EXHIBIT A
                   AGREEMENT FOR JOINT FILING OF SCHEDULE 13G


         THE UNDERSIGNED PERSONS agree to file with the Securities and Exchange Commission a joint Schedule 13G on behalf of each of the undersigned with respect to their ownership of shares of Common Stock of Audible, Inc.


                                                AT&T VENTURE FUND II, L.P.
                                                BY:      Venture Management LLC,
                                                         Its General Partner


                                                By:/s/  Brad Burnham
                                                   --------------------------
                                                Name:   Brad Burnham
                                                Title:  Manager

                                                /s/ Neal Douglas
                                                --------------------------------
                                                Neal Douglas


                                                /s/ Richard Bodman
                                                --------------------------------
                                                Richard Bodman


                                                /s/ Brad Burnham
                                                --------------------------------
                                                Brad Burnham